Results of Special Meeting of Shareholders of Strong Municipal Bond Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Municipal Bond Fund into the Wells Fargo Advantage Municipal Bond Fund.


              For                  Against               Abstain

        11,509,208.364           671,790.185           373,604.220

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


              For                  Against                Abstain

        11,336,925.691          745,767.190            471,909.888

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


                               For Against Abstain

        11,365,766.824          716,623.886           472,212.059

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          12,554,602.769               -                      -